Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces the Re-Authorization of the Limited Quarterly Stock
Repurchase Program

Morrisville, VT December 27, 2011. Union Bankshares, Inc. (NASDAQ - UNB) today announced the re-authorization by the board of directors on December 21, 2011, of a limited repurchase program to authorize the repurchase of a de minimus number of shares of the Company's common stock during each calendar quarter through the end of 2012. Under the authority, the Company is authorized to repurchase up to 2,500 shares of its common stock (subject to standard anti-dilution adjustments) each calendar quarter in open market purchases or privately negotiated transactions, as management may deem advisable and as market conditions may warrant. The repurchase authorization for a calendar quarter expires at the end of that quarter to the extent it has not been exercised, and is not carried forward into future quarters. The quarterly repurchase authorization, which is not intended to be the exclusive manner of effecting repurchases, expires on December 31, 2012. The repurchase program was originally adopted in May 2010 pursuant to which 5,004 shares of common stock were repurchased at a total cost of $90 thousand to date. That authorization would have expired December 31, 2011.

About Union
Union Bankshares, Inc., with headquarters in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of September 30, 2011, the Company had approximately $546 million in consolidated assets compared to $450 million at September 30, 2010. The Company operates 13 full service banking offices, a loan center and 30 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.